AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON
MARCH 19, 2007
REGISTRATION NO. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ROYAL DUTCH SHELL PLC
(Exact Name of Registrant as Specified in Its Charter)

England And Wales	N.A.

(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No. )
Carel Van Bylandtlaan 30
2596 HR The Hague
The Netherlands
(Address of Principal Executive Offices, including zip code)

SHELL CANADA OPTIONS CORPORATION
LONG TERM INCENTIVE ARRANGEMENT
(Full Title of the Plan)

CT CORPORATION SYSTEM
111 Eighth Avenue, 13th Floor
New York, New York 10011
(Name and Address of Agent for Service)
(212) 894-8400
(Telephone Number, Including Area Code, of Agent for Service)
Copies to:
Cravath, Swaine & Moore LLP
CityPoint
One Ropemaker Street
London EC2Y 9HR
Attention: William P. Rogers, Jr., Esq.

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
	Amount to	maximum	maximum
Title of securities to be	be registered	offering price	aggregate	Amount of
registered (1)	(2)	per share	offering price	registration fee
Class A Ordinary Shares, nominal value €0.07 per share	2,000,000	$18.13(3)	$36,260,000.00	$1,113.28(4)

(1)	Class A ordinary shares registered hereby have been registered under a Registration Statement on Form F-4, File No.: 333-125037.

(2)	Pursuant to Rule 416 of the Securities Act of 1933, this Registration Statement shall also cover such indeterminate number of additional shares as may become issuable under the plans as a result of the antidilution provisions thereof.

(3)	Estimated pursuant to Rule 457(h) and (c) under the Securities Act of 1933 solely for the purpose of computing the registration fee and based upon the average of the high and low prices of the Registrant’s Class A ordinary shares on March 15, 2007 multiplied by 0.7547, the Federal Reserve Bank of New York’s noon buying rate for Euro on March 15, 2007.

(4)	The amount of the registration fee, calculated in accordance with Rule 457(h) and (c) under the Securities Act of 1933 and Fee Rate Advisory #6 for Fiscal Year 2007 represents 0.00307% of the proposed aggregate offering price.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
ITEM 1. PLAN INFORMATION.
          The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.
ITEM 1. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.
          The information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
          The following documents filed with or furnished to the SEC pursuant to the Securities Exchange Act of 1934 (“Exchange Act”) by Royal Dutch Shell plc (“Royal Dutch Shell”) are incorporated in this Registration Statement by reference and shall be deemed to be a part hereof:
     (1) the Annual Report on Form 20-F of Royal Dutch Shell for the year ended December 31, 2006 (File No. 001-32575), as filed with the SEC on March 13, 2007; and
     (2) the Registration Statement on Form F-4 of Royal Dutch Shell (Registration No. 333-125037) as filed with the SEC on May 19, 2005; and
     (3) the Current Reports on Form 6-K of Royal Dutch Shell furnished to the SEC on January 23, 2007, January 29, 2007, February 1, 2007, February 14, 2007 and March 16, 2007.
          The following documents subsequently filed or furnished by Royal Dutch Shell with or to the SEC after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference into this Registration Statement:
•	reports filed under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act; and

•	reports furnished on Form 6-K that indicate that they are incorporated by reference in this Registration Statement.
          Any statement contained in this Registration Statement, in an amendment hereto or in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed amendment to this Registration Statement or in any document that also is incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
ITEM 4. DESCRIPTION OF SECURITIES.
     Not applicable.
ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
     Not applicable.
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
          Article 151 of the articles of association of Royal Dutch Shell provides that, as far as the legislation allows this, we: (i) can indemnify any director of the company against any liability; and (ii) can purchase and maintain insurance against any liability for any director of the company. As our articles of association do not prohibit the indemnification of officers of the company against liability, we may purchase and maintain insurance against any liability for any of our officers.
          We have entered into a deed of indemnity with each of the Royal Dutch Shell directors. The terms of each of these deeds is identical and reflects the new statutory provisions on indemnities introduced by the Companies (Audit, Investigations and Community Enterprise) Act 2004. Under the terms of each deed, Royal Dutch Shell undertakes to indemnify the relevant Royal Dutch Shell director, to the widest extent permitted by law, against any and all liability, howsoever caused (including by that director’s own negligence), suffered or incurred by that director in the course of that director acting as a director or employee of Royal Dutch Shell, any member of the Royal Dutch Shell Group of Companies or certain other entities. It is a term of each indemnity that Royal Dutch Shell and the relevant director agree to be bound by the provisions in the Royal Dutch Shell articles of association relating to arbitration and exclusive jurisdiction.
          The relevant provisions of the Companies Act are sections 309A–C, 337A and 727.
          Sections 309A – C state that any provision to exempt to any extent a director from liability for negligence, default, breach of duty or trust by him in relation to the company is void. Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of the company or an associated company against any such liability is also void unless it is a qualifying third party indemnity provision. We are still permitted to purchase insurance against any such liability for a director of the company or an associated company.
          An indemnity is a qualifying third party indemnity as long as it does not provide: (i) any indemnity against any liability incurred by the director to the company or to any associated company; (ii) any indemnity against any liability incurred by the director to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature; and (iii) any indemnity against any liability incurred by the director in defending criminal proceedings in which he is convicted, civil proceedings brought by the company or an associated company in which judgment is given against him or where the court refuses to grant him relief under an application under sections 144(3) and (4) (acquisition of shares by innocent nominee) or its power under section 727 (described below). Any qualifying third party indemnity in force for the benefit of one or more directors of the company must be disclosed in the directors’ annual report.
     Section 337A provides that a company can provide a director with funds to meet expenditures incurred or to be incurred by him in defending any criminal or civil proceedings or in connection with any application under sections 144(3) and (4) (acquisition of shares by innocent nominee) or section 727 (described below). Such financial assistance must be repaid if the director is convicted, judgment is found against him or the court refuses to grant the relief on the application.
     Section 727 provides that:
“(1)	If in any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of the negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms at it thinks fit.

(2)	If any such officer or person as above-mentioned has reason to apprehend that any claim will or might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3)	Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing the evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in part from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.’’
The following provisions would only apply in circumstances where the arbitration provisions of our articles of association would be invalid or inapplicable. While English law permits a shareholder to initiate a lawsuit on behalf of the company only in limited circumstances, the Companies Act permits a shareholder whose name is on the register of shareholders of the company to apply for a court order:
(i)	when the company’s affairs are being or have been conducted in a manner unfairly prejudicial to the interests of all or some shareholders, including the shareholder making the claim; or

(ii)	when any act or omission of the company is or would be so prejudicial.
A court has wide discretion in granting relief, and may authorize civil proceedings to be brought in the name of the company by a shareholder on terms that the court directs. Except in these limited circumstances, English law does not generally permit class action lawsuits by shareholders on behalf of the company or on behalf of other shareholders.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
     Not Applicable.
ITEM 8. EXHIBITS.
(a)	The following exhibits are filed with or incorporated by reference into this Registration Statement:

EXHIBIT
NUMBER	DOCUMENT DESCRIPTION
4.1	Memorandum of Association of Royal Dutch Shell (incorporated by reference to Exhibit No. 3.1 of the Registration Statement of Royal Dutch Shell plc on Form F-4, Registration No. 333-125037 filed with the SEC on May 18, 2005).

4.2	Articles of Association of Royal Dutch Shell plc (incorporated by reference to Exhibit 99.3 to the Report on Form 6-K of Royal Dutch Shell plc furnished to the SEC on August 26, 2005).

*23	Consent of PricewaterhouseCoopers LLP.

*24	Powers of Attorney (included as part of the signature pages).

*	Filed herewith.

ITEM 9. UNDERTAKINGS.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in The Hague, on March  , 2007.

ROYAL DUTCH SHELL PLC, By
/s/ Peter Voser
Name: Peter Voser
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the persons set out below in the capacities and on the dates indicated.
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Peter Voser, his or her true and lawful attorney-in-fact and agent with full powers of substitution to sign on his or her behalf, individually and in any and all capacities, including the capacities stated below, any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all respective exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorney-in-fact and agent, full power and authority to perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

Name	Title	Date

/s/ Jorma Ollila	Chairman of the Board of Directors	March 19, 2007
Jorma Ollila

/s/ Lord Kerr of Kinlochard	Deputy Chairman of the Board	March 19, 2007
Lord Kerr of Kinlochard

/s/ Jeroen van der Veer	Chief Executive	March 19, 2007
Jeroen van der Veer

/s/ Peter Voser Peter Voser	Chief Financial Officer (Principal Financial Officer; Principal Accounting Officer)	March 19, 2007

/s/ Malcolm Brinded Malcolm Brinded	Executive Director, Exploration and Production	March 19, 2007

Name	Title	Date

/s/ Linda Cook	Executive Director, Gas & Power	March 19, 2007
Linda Cook

/s/ Rob Routs Rob Routs	Executive Director, Oil Products and Chemicals	March 19, 2007

Maarten van den Bergh	Director

/s/ Nick Land	Director	March 19, 2007
Nick Land

Director
Mary (Nina) Henderson

Director
Sir Peter Job

Director
Wim Kok

Director
Jonkheer Aarnout Loudon

Director
Christine Morin-Postel

/s/ Lawrence Ricciardi	Director	March 19, 2007
Lawrence Ricciardi

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT
     Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Royal Dutch Shell plc, has signed this Registration Statement or amendment thereto in Delaware on March 19, 2007.

PUGLISI & ASSOCIATES
by
/s/ Donald J. Puglisi Name: Donald J. Puglisi
Title: Managing Director